Exhibit 10.1

Execution Version

TRANSITION AND RETIREMENT AGREEMENT

This Transition and Retirement Agreement (the “Agreement”) is dated as of February 3, 2026, by and between AngioDynamics, Inc. a Delaware corporation (the “Company”) and James C. Clemmer (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement, dated as of April 16, 2016 (the “Employment Agreement”), pursuant to which the Executive is employed by the Company as its President and Chief Executive Officer;

WHEREAS, the Company and the Executive have agreed that the Executive will retire from the Company effective as of November 30, 2026, or such other date as set forth in Section 1A below, and that the Executive shall assist in the smooth transition of the Executive’s functions as reasonably directed by the Board of Directors of the Company (the “Board”);

WHEREAS, on the Retirement Date (as defined below), the Executive shall resign as President and Chief Executive Officer of the Company, and the Executive shall cease to be an executive officer of the Company; and

WHEREAS, the Parties desire to set forth in this Agreement the terms and conditions of the Executive’s retirement and termination from employment, and this Agreement shall govern the Executive’s and the Company’s respective rights and obligations in connection with such retirement and termination.

NOW THEREFORE, in consideration of the promises, mutual covenants and other good and valuable consideration set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company (the “Parties”) agree as follows:

1.          Termination of Employment.

A.    General.  The Company and the Executive hereby agree that, on the earlier of (i) the appointment of a successor in the role of Chief Executive Officer of the Company and (ii) November 30, 2026, the Executive shall retire as President and Chief Executive Officer of the Company and its subsidiaries (the “Company Group”) and shall cease to be an executive officer of the Company; provided, that upon mutual agreement, the Parties may elect to extend the date of such separation from service on a month-to-month basis until a successor for the Executive is found, by providing reasonable notice to the Executive of its desire to do so (the Executive’s ultimate date of such separation from employment, the “Retirement Date”); provided, further that such separation from service shall occur upon the earlier of (w) the Executive’s death, (x) a termination due to his Disability (as defined in the Employment Agreement), (y) a termination by the Company for Cause (as defined in the Employment Agreement) or (z) the mutual agreement of the Parties.  Except as otherwise expressly set forth herein, effective as of the Retirement Date, the Executive shall have no authority to act on behalf of any member of the Company Group and shall not hold himself out as having such authority, enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member of the Company Group in any manner, or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group.  The Executive agrees to promptly execute such documents as the Company, in its sole discretion, shall reasonably deem necessary to effect such resignations.  The Retirement Date shall be the termination date of the Executive’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, except as otherwise provided herein.  The terms and conditions set forth herein shall exclusively govern the Executive’s continued employment with the Company from and after the date of this Agreement.

B.     Duties.  During the period commencing on the date of this Agreement and ending on the Retirement Date (the “Transition Period”), the Executive shall continue to serve as President and Chief Executive Officer of the Company and perform such duties as reasonably assigned by the Board consistent with his then-current position, including without limitation transitional matters relating to the transition of his duties to his successor.

C.     Post-Retirement Consulting Services. It is the intent of the Parties that, in the event that the Executive resigns from the Board of Directors of the Company upon the Retirement Date, the Executive shall enter into a separate consulting agreement that will provide for the Executive to serve as a consultant to the Company for a period of one year following the Retirement Date.

2.          Entitlements.  In consideration for, and subject to (w) the Executive entering into this Agreement, and the “Release of Claims” set forth in Section 6 becoming irrevocable and effective in accordance with its terms, (x) the satisfaction of the Second Release Condition set forth in Section 4 below, (y) the Executive’s continued compliance with all restrictive covenants with the Company Group to which he is subject (including the restrictive covenants in Sections 6 of the Employment Agreement, which are incorporated by reference herein), and (z) the Executive not otherwise engaging in conduct constituting Cause (collectively, the “Preconditions”), the Executive shall be entitled to the payments and benefits set forth in this Agreement.  Notwithstanding the foregoing or anything to the contrary in this Agreement, the payments and benefits described in this Agreement (other than those described in Section 2.A) are subject to (i) the Executive’s execution and delivery of this Agreement within twenty-one (21) days following the date hereof and (ii) the Executive’s continued compliance with this Agreement (including satisfaction of the Second Release Condition).

A.    Accrued Salary and Benefits. The Company shall pay to the Executive in a lump sum on the first regular payroll date that follows the Retirement Date (or such earlier date as required by law) any base salary that is accrued but unpaid as of such date.  The Executive shall be entitled to all benefits accrued up to the Retirement Date, to the extent vested, under all employee benefit plans of the Company Group in which the Executive participates (except for any plan that provides for bonus, severance, tax gross-up, separation pay or termination benefits, or benefits continuation) in accordance with the terms of such plans, and any amounts required to be paid pursuant to applicable law.  The Executive shall also be entitled to receive from the Company any reimbursable expenses owed to the Executive under Section 4.2 of the Employment Agreement.

B.           Remuneration.

 1.    Salary/Benefits.  During the Transition Period, the Executive will continue to receive his current base salary, to be eligible to participate in the health insurance and other benefit plans of the Company Group in which he is currently eligible to participate, and to receive the perquisites and other personal benefits currently provided to him in the Employment Agreement and otherwise, subject in all cases to the discretion of the Company Group to amend or terminate any or all of such plans or arrangements at any time and from time to time in accordance with the terms thereof.  In the event that the Executive’s Retirement Date occurs prior to November 30, 2026 as a result of the appointment of a successor Chief Executive Officer, Company shall pay Executive an additional lump sum amount equal to the Executive’s base pay that would otherwise be payable during the period beginning on the Retirement Date and ending of November 30, 2026.  Such additional payment shall be made on the first regular payroll date following the applicable revocation period.

 2.    Short-Term Incentive Payments.  Subject to the satisfaction of the Preconditions, the Executive will remain eligible to earn a short-term incentive payment for fiscal year 2026 based on actual attainment of performance goals in accordance with the terms and conditions of the Company’s short-term incentive plan that are applicable to the Executive for such year (the “FY26 STIP”).  In addition, Executive shall be eligible to earn a pro-rated short-term incentive payment for fiscal year 2027 based on actual attainment of performance goals in accordance with the terms and conditions of the Company’s short-term incentive plan that are applicable to the Executive for such year (the “Pro-Rated FY27 STIP”), which shall be equal to the FY26 STIP amount multiplied by a fraction the numerator of which is the number of days in the fiscal year through the Retirement Date and the denominator of which is 365. Such FY26 STIP and/or Pro-Rated FY27 STIP, if any, will be payable at such time as short-term incentive payments are otherwise paid to executive officers of the Company in respect of such fiscal years.

 3.    COBRA Continuation. Provided that the Executive makes a timely election to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to pay directly, or reimburse Executive, for the employer portion of the premiums for such COBRA continuation coverage as if Executive were still an active employee of the Company for eighteen (18) months following the Retirement Date.

C.           Equity Awards. Except as otherwise provided herein, the Executive’s outstanding equity awards (including, without limitation, stock options, restricted stock units, and performance stock units), shall be treated in accordance with their terms, including continued vesting while the Executive serves as a consultant or Director. Subject to the satisfaction of the Preconditions, notwithstanding anything to the contrary in the award agreements evidencing the Executive’s equity awards, following the later of the termination of the Executive’s service to the Company as a Director or consultant (the “Separation of Service Date”), the Executive’s outstanding equity awards shall be treated as follows:

 1.     Stock Options.  With respect to each outstanding stock option award previously granted to the Executive and outstanding as of the Separation of Service Date, the Executive shall, to the extent not already vested, immediately vest in the number shares of the Company’s common stock subject to each such stock option award and all vested options shall remain exercisable for a period of ninety (90) days following the Separation of Service Date.

 2.     Restricted Stock Units.  With respect to each outstanding award of restricted stock units previously granted to the Executive that are subject only to service-based vesting conditions and remain outstanding as of the Separation of Service Date, the Executive shall, to the extent not already vested, immediately vest in the number shares of the Company’s common stock subject to each such restricted stock unit award.

 3.     Performance Stock Units.  The Executive’s outstanding restricted stock unit awards as of the Separation of Service Date that are subject to performance-based vesting conditions (“PSU Awards”) shall immediately vest with respect to any service-vesting condition and remain outstanding and eligible to performance vest in accordance with the terms of the applicable award agreement as if the Executive had remained in active service as an employee of the Company through the applicable performance period and performance certification for each such PSU Award.

D.    Full Satisfaction.  The Executive acknowledges and agrees that, except as expressly provided in this Agreement, the Executive is not entitled to any other compensation or benefits from the Company or any member of the Company Group (including without limitation any severance or termination compensation or benefits upon or at any time following the Retirement Date, whether pursuant to the Employment Agreement, any severance plan or policy of the Company Group, or otherwise).

3.          Post-Employment Cooperation.  The Executive agrees that during and after Executive’s employment with the Company Group, upon reasonable notice and without the necessity of a  member of the Company Group obtaining a subpoena or court order, the Executive will assist the Company and any of its parents, subsidiaries or affiliates in the defense of any claims or potential claims that may be made or threatened to be made against the Company or any of its parents, subsidiaries or affiliates in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, that are not adverse to the Executive (each, an “Action”), and shall assist the Company and any of its parents, subsidiaries or affiliates in the prosecution of any claims that may be made by Company or any of its parents, subsidiaries or affiliates in any Action, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company Group.  The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any such Action.  The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its parents, subsidiaries or affiliates (or their actions) to the extent that such investigation may relate to the Executive’s employment or the period of the Executive’s employment by the Company Group, regardless of whether a lawsuit has then been filed against the Company or any of its parents, subsidiaries or affiliates with respect to such investigation.  Such cooperation may include, but is not limited to, at the Company’s expense, meeting with the Company’s or any of its parents’, subsidiaries’ or affiliates’ attorneys at reasonable times and places to discuss the Executive’s knowledge of pertinent facts, appearing as required at deposition, arbitration, mediation, trial or other proceeding to testify as to those facts, and testifying truthfully to the best of the Executive’s abilities at any such proceeding.

4.          Second Release Condition.  The Executive agrees to execute, and not subsequently revoke, a customary, comprehensive release of all claims against each member of the Company Group and their respective related parties, substantially in the form attached hereto as Exhibit A, upon (and covering all claims arising through) the Retirement Date (the “Second Release Condition”).

5.          Restrictive Covenants.

A.          Generally.  The Executive agrees that Section 6 of the Employment Agreement is hereby incorporated by reference mutatis mutandis as if fully set forth herein and shall survive the termination of his employment, and the Executive confirms that he is bound by such provisions, including but not limited to the non-competition, non-solicitation, and non-disparagement obligations set forth therein; provided, that (i) the phrase “twelve (12) months” shall be replaced by “twenty-four (24) months” in each instance where such phrase appears and the term “Severance Date” shall be replaced with “Retirement Date” in each place where such term is used therein.

B.          Return of Property.  The Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, computers, phones, software, and intellectual property, in whatever form (including electronic), and all copies thereof, and any and all other assets and property of the Company Group or relating to the businesses of the Company Group that are received, held, or created by the Executive while an employee of the Company Group are and shall remain the property of the Company Group, and the Executive, except as may be necessary for his continued service as a Director or consultant, shall immediately return all such property to the Company Group upon the Retirement Date.

C.          Injunctive Relief.  The Executive recognizes and acknowledges that a breach of any of the covenants contained in Section 5.A may cause irreparable damage to the Company Group and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Section 5.A, in addition to any other remedy that may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief.

6.          Release of All Claims.  In consideration of the pay and benefits to be provided to the Executive in connection with the termination of his employment, as set forth in Section 2.B.2, Section 2.C and Section 2.D of this Agreement (the “Retirement Benefits”), which are conditioned upon the Executive signing (and not revoking) this Agreement and to which the Executive is not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors (the “Releasors”), and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries  and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise arising out of or in connection with the Executive’s service as an officer, director, employee, member or manager of any Releasee or the Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future own or hold as against any of said Releasees (including, any Claim arising out of or in any way connected, in whole or in part, with the Executive’s service as an officer, director, employee, member or manager of any Releasee, the Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury in connection with the Executive’s service as an officer, director, employee, member or manager of any Releasee or the Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, equity compensation, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”).

Excluded from the scope of the Release in this Section 6 are:  (A) any rights of indemnification or contribution that the Executive has pursuant to the Indemnification Agreement attached as Exhibit C to the Employment Agreement and/or the articles of incorporation or by-laws of the Company or any of its subsidiaries, (B) any right the Executive has to the Retirement Benefits, (C) vested rights to benefits under employee benefit plans of the Company Group and (D) rights that cannot be released as a matter of law (collectively, “Unreleased Claims”).

7.          No Complaints, Claims, or Actions Filed.  The Executive acknowledges that neither the Executive nor any of the Releasors has filed any complaint, charge, claim or proceeding against any of the Released Parties before any local, state, federal or foreign agency, court, arbitrator, mediator, arbitration or mediation panel or other body (each individually, a “Proceeding”).  The Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted, except as the Executive has expressly disclosed to the Company in writing.  The Executive (A) acknowledges that he shall not initiate or cause to be initiated on his behalf, and shall not participate in, any Proceeding (except with respect to an Unreleased Claim), except as required by law, and (B) waive any right that the Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).  Further, the Executive understands that, by executing this Agreement, the Executive shall be limiting the availability of certain remedies that the Executive may have against the Company and limiting also the Executive’s ability to pursue certain claims against the Released Parties.

8.          Time to Consider.  In signing this Agreement, the Executive acknowledges that the Executive has had a reasonable amount of time to consider the terms of this Agreement and that the Executive is signing this Agreement voluntarily and with a full understanding of its terms.  The Executive understands and agrees that the Executive has been offered at least twenty-one (21) days during which to consider this Agreement before signing it and understands that if he signs this Agreement prior to the expiration of such twenty-one (21) day period he knowingly and voluntarily waives the remainder of such consideration period.  The Executive also acknowledges that he is advised by the Company Group to seek the advice of an attorney prior to signing this Agreement and that he has, in fact, consulted with an attorney prior to signing this Agreement; and that the Executive has had sufficient time to consider this Agreement and to consult with an attorney, if the Executive wished to do so, or to consult with any other person of the Executive’s choosing before signing.

9.          Revocation.  The Executive further acknowledges that, in signing this Agreement, the Executive has not relied on any promises or representations, express or implied, that are not set forth expressly herein.  The Executive understands that he may revoke this Agreement at any time within seven (7) days following the date the Executive signs this Agreement by providing written notice to the Company in accordance with Section 12.A of this Agreement and that neither the Company nor any other person is obligated to provide any payments or benefits to the Executive pursuant to this Agreement until eight (8) days have passed since the Executive signs this Agreement without my having revoked this Agreement (such eighth (8th) day, on which the Release becomes irrevocable and effective).  If the Executive revokes this Agreement, the Executive shall be deemed not to have accepted the terms of this Agreement (including, the Release), and no action shall be required of any of the Released Parties under any section of this Agreement.

10.        No Admission of Liability.  This Agreement and compliance with this Agreement shall not be construed as an admission by the Company or any Released Party of any liability whatsoever, or as an admission by the Company or any Released Party of any violations of the rights of the Executive or any person or violation of any order, law, statute, duty, or contract whatsoever against the Executive or any person.  The Company and each Released Party specifically disclaims any liability to the Executive or any other person for any alleged violation of the rights of the Executive or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company or any Released Party.

11.         Communication with Government Agency.  Nothing in this Agreement, including Sections 5.A, 6, and 7, (A) limits or affects the Executive’s right to challenge the validity of this Agreement, including, without limitation, a challenge under the ADEA; (B) in any way interferes with the Executive’s right and responsibility to give truthful testimony under oath; or (C) precludes the Executive from participating in an investigation, filing a charge or otherwise communicating with any federal, state or local government office, official or agency, including, but not limited to, the Equal Employment Opportunity Commission, Department of Labor, or National Labor Relations Board.  However, the Executive promises never to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for the Executive personally with respect to any claims released by this Agreement.

12.        Miscellaneous.

A.          Notices.  Any notice given pursuant to this Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:

If to the Company:

AngioDynamics, Inc.
14 Plaza Drive
Latham, NY 12110
Attn: General Counsel

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham and Taft LLP
200 Liberty Street
New York, New York 10281
Attention:          William Mills

If to the Executive, at the Executive’s most recent address on the payroll records of the Company.

with a copy (which shall not constitute notice) to:

Duane Morris, LLP
22 Vanderbilt
355 Madison Ave., 23rd Floor
New York, New York 10017-4669
Attention:          John A. Nixon

or at such other address any party shall from time to time designate by written notice, in the manner provided herein, to the other parties hereto.

B.          Successors and Assigns.  This Agreement, including the Release, shall be binding upon the Executive and the Company Group and upon their respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties, and each of them, and to their respective heirs, administrators, representatives, executors, successors, and assigns.  The Executive expressly warrants that the Executive has not transferred to any party or entity any rights, causes of action, or claims released in this Agreement.  The Executive agrees that each successor or affiliate of the Company shall be an express third-party beneficiary hereto and shall be entitled to enforce the provisions of this Agreement.

C.          General Consequences of Breach.  If any party to this Agreement breaches this Agreement, for example, by bringing a lawsuit based on claims that such party has released, by making a false representation in this Agreement, or by a past or future breach of Section 5 of this Agreement, the non-breaching party will be entitled to recover all damages flowing from such breach; specifically, including, but not limited to reasonable attorneys’ fees and all other costs incurred by the non-breaching party as a result of the breach or false representation, such as the cost of defending any suit brought with respect to a released claim by the breaching party.

D.          Taxes.  The Executive shall be responsible for the payment of any and all required federal, state, local, and foreign taxes incurred, or to be incurred, in connection with any amounts payable to the Executive under this Agreement.  Notwithstanding any other provision of this Agreement to the contrary, the Company may withhold from all amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations.

E.          Section 409A. The Parties intend that the compensation and benefits under this Agreement either be exempt from or compliant with Section 409A of the Code, and Section 5.7 of the Employment Agreement is hereby incorporated by reference mutatis mutandis as if fully set forth herein.

F.           Severability.  In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect.  In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

G.          Entire Agreement Between Parties.  Except as otherwise expressly provided herein, this Agreement (and the documents referenced herein) and the Release attached as Exhibit A hereto, sets forth the entire agreement between the Parties hereto and, unless otherwise set forth herein, fully supersedes any and all prior agreements or understandings, written or oral, between the Parties hereto pertaining to the subject matter hereof (including, except as otherwise provided herein, the Employment Agreement); provided, however that no rights or obligations established under any such superseded agreement and specifically preserved by or incorporated into this Agreement are extinguished; provided, further that if there is a conflict between this Agreement and any confidentiality, non-compete, or non-solicitation agreement the Executive previously signed, the provisions more protective of the Company’s interests shall apply, as determined by the Company in its sole discretion.  For the avoidance of doubt, upon execution between the Parties, this Agreement replaces and supersedes the Employment Agreement and, except as otherwise provided herein, such agreement shall be null and void in its entirety.

H.          Amendments; Waivers.  This Agreement may not be modified, amended, or terminated, nor may any rights hereunder be waived, except by an instrument in writing signed by the Executive and a duly authorized officer of the Company (other than the Executive) that expressly identifies the amended provision of this Agreement.  By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company (other than the Executive) may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

I.           Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States.

J.           Dispute Resolution. The Parties understand and agree that except as otherwise expressly provided in this Agreement, any legal dispute related to this Agreement and/or any claim related to this Agreement, or breach thereof, shall, in lieu of being submitted to a court of law, be submitted to arbitration, in accordance with the applicable dispute resolution procedures of the American Arbitration Association under its Rules for the Resolution of Employment Disputes. The award of the arbitrator shall be final and binding upon the parties. The parties hereto agree that: (i) one arbitrator shall be selected pursuant to the rules and procedures of the American Arbitration Association; (ii) the arbitrator shall have the power to award injunctive relief or to direct specific performance; (iii) each of the parties, unless otherwise required by applicable law, shall bear its own attorneys’ fees, costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration; and (iv) the arbitrator shall award to the prevailing party a sum equal to that party’s share of the arbitrator’s and administrative fees of arbitration. Moreover, the arbitrator shall have the authority to award reasonable attorneys’ fees to the party that substantially prevails. Nothing in this Section 12.J. shall be construed as providing the Executive a cause of action, remedy or procedure that the Executive would not otherwise have under this Agreement or the law.

EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.

The parties agree that any legal proceeding to determine whether an issue should be arbitrated pursuant to this Section 12.J. of this Agreement shall be venued in Supreme Court, Albany County, New York or the federal courts of the Northern District of New York, and the parties consent to the jurisdiction of those courts. Any arbitration pursuant to this Section 12.J. shall be held in Albany, New York.

K.          Headings.  The headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

L.          Construction.  This Agreement shall be deemed drafted equally by the Parties hereto.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary: (1) the plural includes the singular, and the singular includes the plural; (2) “and” and “or” are each used both conjunctively and disjunctively; (3) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (4) “includes” and “including” are each “without limitation”; and (5) “herein,” “hereof,” “hereunder,” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section, or subsection.

M.          Counterparts.  The Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument.  Each party hereto confirms that any facsimile copy or .pdf of such party’s executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date written below.

EXECUTIVE:

Date:	February 3, 2026	/s/ James C. Clemmer
JAMES C. CLEMMER

COMPANY:

ANGIODYNAMICS, INC.

Date:	February 3, 2026	By:	/s/ Howard Donnelly
Name: Howard Donnelly
Title: Chairman of the Board

[Signature Page to Transition and Retirement Agreement]

EXHIBIT A

RELEASE OF CLAIMS (“Release”)

This Release Agreement (this “Release Agreement”) is entered into this ___ day of _________ 20__, by and between James C. Clemmer, an individual (“Executive”), and AngioDynamics, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive has been employed by the Company; and

WHEREAS, Executive’s employment by the Company has terminated and, in connection with the Transition and Retirement Agreement with the Company, dated as of February 3, 2026  (the “Transition Agreement”), the Company and Executive desire to enter into this Release Agreement upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company to pay severance and other benefits (conditioned upon this Release Agreement) under and pursuant to the Transition Agreement, Executive and the Company agree as follows:

1.
Termination of Employment. Executive’s employment with the Company terminated on [DATE]. Executive waives any right or claim to reinstatement as an employee of the Company and each of its affiliates. Executive hereby confirms that Executive does not hold any position as an officer or employee with the Company and each of its affiliates. Executive acknowledges and agrees that Executive has received all amounts owed for his regular and usual salary (including, but not limited to, any overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, and usual benefits. Executive understands and agrees that he will not receive the payments or benefits specified in Sections 2.B. and 2.C. of the Transition Agreement unless he executes this Release Agreement and does not revoke this Release Agreement within the time period permitted hereafter and that such amounts shall be forfeited if he breaches this Release Agreement or Section 5 of the Transition Agreement.

2
2.
Release. Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries  and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise arising out of or in connection with Executive’s service as an officer, director, employee, member or manager of any Releasee or Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future own or hold as against any of said Releasees (including, any Claim arising out of or in any way connected, in whole or in part, with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury in connection with Executive’s service as an officer, director, employee, member or manager of any Releasee or Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, equity compensation, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing Release does not impair, release, or otherwise modify (A) any obligation of the Company to Executive pursuant to any rights to the severance and other benefits payable under Section 2 of the Transition Agreement in accordance with the terms of the Transition Agreement; (B) any rights of indemnification or contribution that the Executive has pursuant to the Indemnification Agreement attached as Exhibit C to the executive’s employment agreement with the Company (the “Employment Agreement”) and/or the articles of incorporation or by-laws of the Company or any of its subsidiaries; (C) rights to enforce this Release Agreement; or (D) rights to any vested Long Term Incentives under section 3.4 of the Employment Agreement in accordance with governing award agreement and plan. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law, any vested benefits, any rights to defense and indemnity under any Company certificate, bylaw, resolution, policy, or practice, or any rights to coverage under any liability insurance (such as directors’ and officers’ liability insurance). Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

3.
ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release Agreement. Executive further expressly acknowledges and agrees that:

a)	In return for this Release Agreement, the Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Release Agreement;

b)	Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

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c)	Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

d)
Executive was given a copy of this Release Agreement on [DATE] and informed that he had twenty one (21) days within which to consider this Release Agreement and that if he wished to execute this Release Agreement prior to expiration of such 21-day period, he should execute the Endorsement attached hereto; and

e)
Executive was informed that he had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement.

4.
Proceedings. Executive acknowledges that he has not filed any complaint, claim or proceeding against any of the Releasees before any court. Executive acknowledges that he will not initiate or cause to be initiated on his behalf any civil action regarding the released claims against any of the Releasees in any court. Further, Executive understands that, by executing this Release, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in this Release or (ii) initiating or participating in an investigation or proceeding conducted by a state or federal agency, including the Equal Employment Opportunity Commission, but Executive acknowledges, and Executive intends, that this Release Agreement precludes him from receiving any consideration, payment, or relief as a result of any such proceeding.

5.
No Transferred Claims. Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

6.
Severability. It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Release Agreement shall be adjudicated by an arbitrator or court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

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7.	Counterparts. This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

8.
Successors. This Release Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive. This Release Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Release Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Release Agreement by operation of law or otherwise.

9.
Governing Law; Forum; Waiver of Jury Trial. This Release Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to any conflicts of laws principles thereof that would give effect to the laws of another jurisdiction), and the parties submit to arbitration provisions set forth in Section 12.J. of the Transition Agreement as if such Section were incorporated by reference and reprinted herein (with appropriate references to this Release Agreement as the context requires). The parties agree that any legal proceeding to determine whether an issue should be arbitrated pursuant to Section 12.J. of the Transition Agreement, or any other legal proceeding arising out of the Transition Agreement, shall be venued in Supreme Court, Albany County, New York or the federal courts of the Northern District of New York, and the parties consent to the jurisdiction of those courts. Any arbitration shall be held in Albany, New York. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE EXECUTIVE HEREBY WAIVES, AND COVENANTS THAT HE WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS RELEASE AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

10.
Amendment and Waiver. The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

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11.	Descriptive Headings. The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.

12.
Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

13.
Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

14.
Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive acknowledges and agrees that he has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he has had ample opportunity to do so.

The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of New York that the foregoing is true and correct.

EXECUTED this ________ day of ________ 20__, at_________________

EXECUTIVE

Print Name:

ANGIODYNAMICS, INC., a Delaware corporation
By:
Name:

Title: